CNX Coal Resources LP Announces Results for the Third Quarter 2016

PITTSBURGH, PA - October 31, 2016 - CNX Coal Resources LP (NYSE: CNXC) today reported financial and operating results for the quarter ended September 30, 2016.

Third Quarter 2016 Results

Highlights of the CNXC third quarter 2016 results include:

•	Cash distribution of $0.5125 per each common and subordinated unit for third quarter

•	Net income of $6.4 million

•	Adjusted EBITDA[1] of $19.5 million

•	Average realized price increased by 9%, compared to previous quarter

•	Completed the first post-IPO drop-down transaction representing an expected 25% growth in Adjusted EBITDA

Management Comments

“We reached an important milestone during the third quarter with the acquisition of an additional 5% undivided interest in the Pennsylvania mining complex (PAMC)” said Jimmy Brock, Chief Executive Officer of CNX Coal Resources GP LLC (the “General Partner”). “This acquisition is expected to increase our Adjusted EBITDA by 25% and to also provide significant flexibility from a balance sheet and liquidity perspective. As we are continuing to see improvements in the coal markets, we also feel that the timing of this transaction is very favorable."

"During the quarter, our marketing team improved the average revenue per ton by shifting focus to the domestic market as we foreshadowed on our last earnings call. We expect to continue to see improvements in all three major markets for our coal: domestic thermal, international thermal and international high-vol metallurgical coal. This bodes very well for both our current shipments and our contracting progress in the 2017-19 period."

"On the operational front, we had some challenges with geological conditions at our Enlow Fork mine, which reduced our expected shipment volumes in the third quarter. Although we expected some impact from these conditions and planned accordingly, the degree and negative impact on productivity was higher than we had expected. However, our workforce did a tremendous job of navigating through those conditions and making up some production volumes through weekend shifts. The geological conditions have now improved and we are back to normal operating conditions."

"On the safety and compliance side, I am very pleased to announce that our Bailey mine was awarded the Pennsylvania Coal Alliance 2016 Keystone Mine Safety Award in the longwall category for the third consecutive year. Specifically during the quarter, we were able to reduce the number of exceptions compared to the same period last year at the PAMC. We remain focused on our core values of safety and compliance and continue our efforts to improve further."

Sales & Marketing

The marketing team had another solid quarter, selling 1.5 million tons to 42 different end users. More importantly, we also improved the average realized price by 9% compared to the second quarter. This was achieved by selling more coal to our domestic customers, who have seen their coal stockpiles drawn down as coal-fired generation improved. During the third quarter, customers demonstrated a strong demand for coal given higher natural gas prices and above-

1"Adjusted EBITDA" is a non-GAAP financial measures, which is reconciled to GAAP net income under the caption "Non-GAAP Financial Measures"

normal summer temperatures. This translated into a boost in thermal coal prices this summer after they had reached extreme lows in May.

We believe that coal pricing will continue to improve as many power plants located in PJM and in the southeastern U.S. saw a notable decrease in their coal stockpiles during the quarter, and coal supply remains tight. We also noticed meaningful improvement in the forward market, which allowed us to contract 575 thousand tons for 2017, including 340 thousand tons of high-vol metallurgical coal. We improved our sold positions for 2017 and 2018 to 93% and 58%, respectively. We are currently in negotiations with several customers and expect to expand our high-vol and thermal coal volumes during a time when supply rationalization, demand stabilization, and rising Chinese imports are contributing to an improved pricing environment. We expect demand for our coal to remain strong, and anticipate continued pricing improvement in the upcoming year.

Both the domestic and export markets for our coal continued to strengthen throughout the third quarter and into October. On the domestic thermal side, hot summer weather drove strong coal burn and inventory drawdown at coal-fired power plants in our core markets in the eastern United States. According to our internal analysis, our top 15 domestic power plant customers operated at a weighted average capacity factor of 68.7% in July, which was up from the weighted average capacity factor of 49.7% during the first half of 2016. This is also higher than their weighted average capacity factor of 67.2% last July. U.S. Energy Information Administration (EIA) now anticipates U.S. coal demand to decline by 9% in 2016 while primary supply is expected to decline 18% industry-wide. We believe this should continue to help the destocking process and create better supply-demand fundamentals for the upcoming contracting periods.

In the export market, international spot prices for metallurgical coal increased dramatically during the third quarter, driven by production cuts and increased import demand in China, coupled with tightening supply out of Australia.  The global coking coal benchmark for the fourth quarter of 2016 settled at $200/metric ton, up 116% from the third quarter settlement of $92.50/metric ton. Prices for a variety of metallurgical coal products, including our coal, have likewise trended substantially higher.  Coal from the PAMC is sold as a crossover product into the global high-vol metallurgical market. We have historically sold approximately 10% of our volume in this market and continue to pursue additional opportunities to capture pricing and volume upside. Export thermal pricing has also strengthened recently, with the API2 and API4 indexes for 2017 delivery into Europe and India both improving by about 12% during the third quarter. Pricing has continued to rally through October.

Operational Update and Outlook

During the quarter, we faced some challenging geological conditions at the Enlow Fork mine, which resulted in slower retreat rates for both longwalls in operation at the mine. While this was anticipated, the degree and negative impact was more than expected. To offset the production shortfall that resulted from these conditions, we added extra weekend shifts. On a positive note, the Bailey and Harvey mines performed very well during the quarter and offset the cost increases we saw due to the Enlow Fork geological conditions. Heading into the fourth quarter, geological conditions have improved at Enlow Fork, and we expect production to increase from the third quarter level. Accordingly, for the fourth quarter, we expect coal sales volumes and unit margins to increase compared to the third quarter.

Quarterly Distribution

During the third quarter, CNXC generated net cash provided by operating activities of $22.5 million and distributable cash flow2 of $6.9 million and distribution coverage of 0.56x. On an actual capital expenditure basis, our coverage ratio during the third quarter was 0.93x. Based on our current outlook for the coal markets, net cash provided by operating activities during the third quarter and expectations of increased net cash from operating activities and related distributable cash flow from the recently concluded drop down acquisition, the Board of Directors of the general partner, has elected to pay distributions to the holders of the common and subordinated units and the holder of the general partner interest. Accordingly, a cash distribution of $0.5125 per unit will be paid to all unitholders of the Partnership on November 15, 2016 to such holders of record at the close of business on November 10, 2016.

2"Distributable Cash Flow" is a non-GAAP financial measure which is reconciled to GAAP net income under the caption "Non-GAAP Financial Measures"

Third Quarter Summary

We sold 1.5 million tons of coal during the third quarter of 2016 compared to 1.4 million tons in the year ago period. The average realized price declined by 22% compared to the year-ago period, as some of the higher-priced coal contracts rolled off and were replaced by lower-priced sales. Our average unit costs for coal sold3 in the quarter improved to $35.79 per ton, compared to $40.26 per ton in the year-earlier quarter, primarily driven by various cost reduction measures. During the quarter, we exported 155 thousand tons of our coal or approximately 10% of our coal sales.

		Three Months Ended
		September 30, 2016	September 30, 2015
Coal Production	million tons	1.5	1.5
Coal Sales	million tons	1.5	1.4
Average Realized Price	per ton	$44.30	$56.99
Average Cost of Coal Sold	per ton	$35.79	$40.26
Note: The Partnership has recast the above table to retrospectively reflect the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.
Guidance and Outlook

Based on the results to date, our expectations for the remainder of 2016, and to reflect our expanded ownership interest (on a 25% basis) in the PAMC, we are updating our previously announced guidance ranges for 2016 as follows:

•	Coal sales of 5.9-6.1 million tons

•	Adjusted EBITDA of $74-$82 million

•	Maintenance capital expenditures of $15-$19 million

Third Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the third quarter of 2016 financial and operational results, is scheduled for October 31, 2016 at 5:00 PM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.cnxlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928

Participant international dial in        1-412-902-4112

About CNX Coal Resources LP

CNX Coal Resources is a growth-oriented master limited partnership formed by CONSOL Energy Inc. (NYSE: CNX) to manage and further develop all of CONSOL’s active thermal coal operations in Pennsylvania. Its assets include a 25% undivided interest in, and operational control over, CONSOL’s Pennsylvania mining complex, which consists of three underground mines and related infrastructure. More information is available on our website www.cnxlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@cnxlp.com

Media:
Brian Aiello, (724) 485-3078
brianaiello@cnxlp.com

3"Average Cost of Coal Sold" is a non-GAAP financial measures, which is reconciled to GAAP Total Costs under the caption "Non-GAAP Financial Measures"

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and average cost of coal sold are not Generally Accepted Accounting Principles (“GAAP”) measures.

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as Unit Based Compensation.  The GAAP measure most directly comparable to adjusted EBITDA is net income. Management believes that the presentation of adjusted EBITDA in this report provides information useful to investors in assessing our financial condition and results of operations. Adjusted EBITDA should not be considered an alternative to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as Unit Based Compensation, less net cash interest paid and estimated maintenance capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Management believes that the presentation of distributable cash flow in this report provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. Distributable cash flow should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Distributable cash flow excludes some, but not all, items that affect net income or net cash, and our presentation may not be comparable to similarly titled measures of other companies.

We define average cost of coal sold as our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs such as general and administrative costs and other costs not directly attributable to the production of coal. Management believes that the presentation of average cost of coal sold in this report provides information useful to investors in assessing our results of operations. The GAAP measure most directly comparable to cost of coal sold is total costs. Average cost of coal sold should not be considered an alternative to total costs, or any other measure of financial or operational performance presented in accordance with GAAP. Average cost of coal sold excludes some, but not all, items that affect total costs and our presentation of average cost of coal sold may not be comparable to similarly titled measures of other companies

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each period indicated. The table also presents a reconciliation of distributable cash flow to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis for each period indicated.

(Dollars in thousands)	Three Months Ended September 30, 2016
Net Income	$6,401
Plus:
Interest Expense	2,223
Depreciation, Depletion and Amortization	10,592
Stock/Unit Based Compensation	289
Adjusted EBITDA	$19,505
Less:
Cash Interest	2,181
PA Mining Acquisition Adjusted EBITDA	3,539
Estimated Maintenance Capital Expenditures	6,929
Distributable Cash Flow	$6,856

Net Cash Provided by Operating Activities	$22,489
Less:
Interest Expense, Net	2,223
Other, Including Working Capital	761
Adjusted EBITDA	$19,505
Less:
Cash Interest	2,181
PA Mining Acquisition Adjusted EBITDA	3,539
Estimated Maintenance Capital Expenditures	6,929
Distributable Cash Flow	$6,856
Distributions Declared	$12,148
Distribution Coverage	0.56
Note: The above table reflects the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented. Distributable cash flow reconciliation excludes the pre-acquisition EBITDA to reflect distributable cash flow attributable to unitholders.

The following table presents a reconciliation of average cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each period indicated.

	Three Months Ended September 30,
	2016	2015
Total Costs	$63,413	$62,514
Freight Expense	(2,407)	(302)
Selling, General and Administrative Expenses	(2,660)	(2,616)
Interest Expense	(2,223)	(1,872)
Other Costs (Non-Production)	(1,508)	(102)
Depreciation, Depletion and Amortization (Non-Production)	(544)	(547)
Cost of Coal Sold	$54,071	$57,075
Total Tons Sold	1,511	1,418
Average Cost Per Ton Sold	$35.79	$40.26
Note: The above table reflects the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: generation of sufficient distributable cash flow to support the payment of minimum quarterly distributions; changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement and employee services agreement; changes in availability and cost of capital; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; defects in title or loss of any leasehold interests with respect to our properties; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; and other factors discussed in our 2015 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX COAL RESOURCES LP
EARNINGS SUMMARY
(Dollars in thousands)
(unaudited)

	For the Three Months Ended,
	September 30,
	2016	2015	Variance
Revenue:
Coal Revenue	$66,922	$80,793	$(13,871)
Freight Revenue	2,407	302	2,105
Other Income	485	343	142
Total Revenue and Other Income	69,814	81,438	(11,624)
Cost of Coal Sold:
Operating Costs	44,023	46,834	(2,811)
Depreciation, Depletion and Amortization	10,048	10,241	(193)
Total Cost of Coal Sold	54,071	57,075	(3,004)
Other Costs:
Other Costs	1,508	102	1,406
Depreciation, Depletion and Amortization	544	547	(3)
Total Other Costs	2,052	649	1,403
Freight Expense	2,407	302	2,105
Selling, General and Administrative Expenses	2,660	2,616	44
Interest Expense	2,223	1,872	351
Total Costs	63,413	62,514	899
Net Income	$6,401	$18,924	$(12,523)

Net Income Allocable to Limited Partner Units - Basic & Diluted	$4,922	$14,389	$(9,467)

Adjusted EBITDA	$19,505	$30,709	$(11,204)

Distributable Cash Flow	$6,856	$15,374	$(8,518)

Net Income per Limited Partner Unit - Basic	$0.21	$0.62	$(0.41)
Net Income per Limited Partner Unit - Diluted	$0.21	$0.62	$(0.41)

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented..

CNX COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	September 30, 2016	December 31, 2015
Current Assets:
Cash	$6,314	$6,534
Trade Receivables	21,001	19,398
Other Receivables	200	471
Inventories	11,580	12,238
Prepaid Expenses	4,739	5,089
Total Current Assets	43,834	43,730
Property, Plant and Equipment:
Property, Plant and Equipment	873,767	865,527
Less—Accumulated Depreciation, Depletion and Amortization	432,106	400,911
Total Property, Plant and Equipment—Net	441,661	464,616
Other Assets:
Other	21,302	17,598
Total Other Assets	21,302	17,598
TOTAL ASSETS	$506,797	$525,944

Current Liabilities:
Accounts Payable	$18,095	$17,405
Accounts Payable—Related Party	1,320	4,310
Other Accrued Liabilities	41,186	37,281
Total Current Liabilities	60,601	58,996
Long-Term Debt:
Revolver, net of debt issuance and financing fees	204,619	180,946
Capital Lease Obligations	166	124
Total Long-Term Debt	204,785	181,070
Deferred Credits and Other Liabilities:
Pneumoconiosis Benefits	2,537	1,934
Workers’ Compensation	3,133	2,929
Asset Retirement Obligations	9,271	8,499
Other	648	713
Total Deferred Credits and Other Liabilities	15,589	14,075
TOTAL LIABILITIES	280,975	254,141
Partners' Capital:
Preferred Units (3,956,496 units outstanding at September 30, 2016 and no units outstanding at December 31, 2015)	67,300	—
Common Units (11,618,456 units outstanding at September 30, 2016 and 11,611,067 units outstanding at December 31, 2015)	141,800	154,309
Subordinated Units (11,611,067 Units Outstanding at September 30, 2016 and December 31, 2015)	(6,518)	6,188
General Partner Interest	12,319	13,081
Parent Net Investment	—	87,234
Accumulated Other Comprehensive Income	10,921	10,991
Total Partners' Capital	225,822	271,803
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$506,797	$525,944
Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.

CNX COAL RESOURCES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Three Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities:
Net Income	$6,401	$18,924
Adjustments to Reconcile Net Income to Net Cash Provided By (Used In) Operating Activities:
Depreciation, Depletion and Amortization	10,592	10,788
Gain on Sale of Assets	(2)	(13)
Unit Based Compensation	289	15
Other Adjustments to Net Income	223	265
Changes in Operating Assets:
Accounts and Notes Receivable	1,599	(27,596)
Inventories	(464)	(978)
Prepaid Expenses	(1,414)	(1,981)
Changes in Other Assets	180	(7,545)
Changes in Operating Liabilities:
Accounts Payable	3,821	6,054
Accounts Payable - Related Party	85	355
Other Operating Liabilities	917	480
Changes in Other Liabilities	262	500
Other	—	23
Net Cash Provided by (Used In) Operating Activities	22,489	(709)
Cash Flows from Investing Activities:
Capital Expenditures	(3,068)	(8,721)
PA Mining Complex Acquisition – Net Purchase Price of Net Assets from CEI	(21,500)	—
Proceeds from Sales of Assets	2	14
Net Cash Used in Investing Activities	(24,566)	(8,707)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(21)	(12)
Proceeds from (Payments on) Revolver	10,000	180,000
Proceeds from Initial Public Offering and Private Placement	—	148,359
Net Change in Parent Advancements	(4,358)	31,112
Unitholder Distributions	(6,193)	—
Net Distributions from Offering to CONSOL Energy	—	(342,711)
Debt Issuance and Financing Fees	—	(4,329)
Net Cash (Used In) Provided By Financing Activities	(572)	12,419
Net (Decrease) Increase in Cash	(2,649)	3,003
Cash at Beginning of Period	8,963	4
Cash at End of Period	$6,314	$3,007
Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.